Exhibit 5.1

June 27, 2017

Chembio Diagnostics, Inc. 3661 Horseblock Road Medford, New York 11763
Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Nevada counsel to Chembio Diagnostics, Inc., a Nevada corporation (the "Corporation"), in connection with the Corporation's Registration Statement on Form S-3 (File No. 333-210003) (the "Base Registration Statement"), as filed with the United States Securities and Exchange Commission (the "Commission") on March 8, 2016 under the Securities Act of 1933, as amended (the "Securities Act"), and as amended on the date hereof (the "Amended Registration Statement") for the inclusion of the supplement to the prospectus included in the Base Registration Statement (the "Prospectus Supplement").  The Prospectus Supplement covers the sale, from time to time on a delayed or continuous basis pursuant to Rule 415(a)(4) under the Securities Act, of an aggregate market price of $21,200,000.00 of common stock, par value $0.01 per share (the "Shares"), including the right once outstanding underlying each share of common stock (the "Preferred Share Purchase Right") to purchase one one-thousandth of a share of the Corporation's Junior Participating Preferred Stock, Series D, par value $0.01 per share, in accordance with the Rights Agreement dated as of March 8, 2016, without further amendment or modification to the date hereof (the "Rights Agreement"), pursuant to the Controlled Equity OfferingSM Sales Agreement (the "Sales Agreement"), dated the date hereof, between the Corporation and Cantor Fitzgerald & Co.

In connection therewith, we have examined, and relied upon the accuracy of factual matters contained in: (a) the Articles of Incorporation of the Corporation filed with the Nevada Secretary of State on May 14, 1999, as amended; (b) the Amended and Restated Bylaws of the Corporation, as amended; (c) resolutions adopted by the Corporation's board of directors authorizing the filing of the Prospectus Supplement with the Commission and the issuance and sale of the Shares pursuant to the Sales Agreement; (d) the Amended Registration Statement and the exhibits thereto; and (e) the Prospectus Supplement contained within the Amended Registration Statement. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Corporation and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Corporation. In making our examination of documents executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

The opinion expressed below is based on the assumption that the Amended Registration Statement, and any amendments or supplements thereto (including any post-effective amendments), have been filed by the Corporation with the Commission and will be effective at the time that any of the Shares are issued, and that persons acquiring the Shares will receive a prospectus containing all of the information required by Part I of the Registration Statement before acquiring such Shares.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that the Shares, including the underlying Preferred Share Purchase Rights, have been duly authorized, and when issued and paid for pursuant to the terms of the Sales Agreement will validly issued, fully paid and nonassessable.

This opinion is limited to the present laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction. Further, with respect to the Preferred Share Purchase Rights, we note the following:

•
This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Corporation's board of directors would be required to redeem or terminate, or take other action with respect to, the Preferred Share Purchase Rights at some future time based on the facts and circumstances existing at that time;

•	The Corporation's board members are assumed to have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and
•
This opinion addresses the Preferred Share Purchase Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Preferred Share Purchase Rights issued thereunder would result in invalidating such rights in their entirety.

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the references to us under the heading "Legal Matters".  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP